Exhibit 5.1

July 9, 2025

Bitmine Immersion Technologies, Inc.

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Re: Sales Agreement

Ladies and Gentlemen:

We have acted as counsel to Bitmine Immersion Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3ASR (File No. 333-[•]) (the “Registration Statement”) initially filed with the Commission on July 9, 2025, (ii) the base prospectus dated July 9, 2025, forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement dated July 9, 2025 contained in the Registration Statement (together with the Base Prospectus, the “Prospectus Supplement”) in connection with an “at the market offering” by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $2,000,000,000 (the “Shares”), covered by the Registration Statement. The Shares are being sold pursuant to a Sales Agreement, dated July 9, 2025 (the “Sales Agreement”), by and between the Company and each of Cantor Fitzgerald & Co. and ThinkEquity LLC, as the Sales Agents (each, a “Sales Agent” and together, the “Sales Agents”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Sales Agreement, (iv) resolutions adopted by the Board of Directors of the Company on July 8, 2025, (v) the certificate of incorporation of the Company and all amendments thereto and the bylaws of the Company, in each case, as in effect on the date hereof, (vi) a certificate of good standing from the Secretary of State of the State of Delaware as to the Company, dated as of a recent date, (vii) an officer’s certificate, dated as of the date hereof, of the Chief Executive Officer of the Company, and (viii) such other laws, records, documents, certificates, opinions, and instruments as we have deemed necessary to render this opinion.

July 9, 2025

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Sales Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered against payment of the agreed consideration therefor in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on July 9, 2025 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP